UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2022

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 South 500 West, Suite 150 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

(888) 927-7296

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Steven Hansen as Chief Financial Officer

Hansen Transition Agreement

Effective October 10, 2022, Steven Hansen ceased to be Chief Financial Officer of Sarcos Technology and Robotics Corporation (the “Company”). Mr. Hansen’s departure from the Chief Financial Officer role was previously disclosed in the Company’s current report on Form 8-K filed on October 11, 2022. In connection with Mr. Hansen’s departure, Sarcos Corp., a wholly-owned subsidiary of the Company, and Mr. Hansen entered into a transition agreement (the “Transition Agreement”), effective October 17, 2022 (the “Transition Date”), providing that Mr. Hansen will continue employment with the Company on an at-will basis from the Transition Date for purposes of assisting with the transition of his duties until, at the latest, December 1, 2022 (the last day of Mr. Hansen’s employment, the “Termination Date,” and the period from the Transition Date to the Termination Date, the “Transition Period”).

Under the Transition Agreement, during the Transition Period, Mr. Hansen will:

•	continue to serve as a full-time employee and receive his regular base salary as in effect on the Transition Date, less applicable withholdings;
•

be eligible to participate in the then-available Company benefits and plans, subject to the terms and conditions, including eligibility requirements, of such plans, except that Mr. Hansen will not be eligible to participate in the Company’s bonus programs, receive any compensation increases, or receive any new equity grants; and

•	continue to vest in his outstanding equity grants in accordance with their terms.

Mr. Hansen and Sarcos Corp. previously entered into an Employment Agreement dated September 24, 2021 (the “Employment Agreement”), under which Mr. Hansen has rights to receive certain severance benefits in connection with a qualifying termination of employment.

The Transition Agreement provides that, subject to the terms and conditions therein, Mr. Hansen will be eligible to receive the following (the “Severance Benefits”) in full satisfaction of the severance benefits in the Employment Agreement:

•	severance pay equal to 6 months of Mr. Hansen’s base salary for the period of 6 months following the Termination Date, less applicable withholdings;
•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to 6 months following the Termination Date; and

•

if a change in control occurs during the period beginning on the effective date of the Transition Agreement and ending 3 months after the Termination Date (the “Double-Trigger Period”), Mr. Hansen will be eligible to receive:

o	a lump-sum payment equal to 6 months of his annual base salary, at the highest rate in effect during the term of his Employment Agreement (offset by any prior payments of base salary severance);
o

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if greater, as in effect for the fiscal year in which the change in control occurs; provided, in either case, the Company has not previously paid Mr. Hansen a bonus corresponding to such fiscal year; and

o	100% accelerated vesting of all outstanding equity awards, with any performance-based vesting criteria deemed achieved at target levels, unless otherwise specified in the applicable award agreement.

Mr. Hansen’s receipt of the Severance Benefits is contingent upon Mr. Hansen executing a supplemental release agreement in a form agreed with the Company and Mr. Hansen’s continued compliance with the supplemental release, the Transition Agreement and his existing intellectual property agreement with Sarcos Corp.

If, prior to the Termination Date, Mr. Hansen resigns without Good Reason (as defined in the Employment Agreement) or the Company terminates Mr. Hansen’s employment for Cause (as defined in the Employment Agreement), he will not be entitled to the Severance Benefits.

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 hereto.

The Company announces material information to the public through a variety of means, including filings with the SEC, public conference calls, the Company’s website (www.sarcos.com), its investor relations website (https://www.sarcos.com/investor-relations/), and its news site (https://www.sarcos.com/company/news/#press-releases). The Company uses these channels, as well as its social media, including its Twitter (@Sarcos_Robotics) and LinkedIn accounts (https://www.linkedin.com/company/sarcos/), to communicate with investors and the public news and developments about the Company, its products and other matters. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Transition Agreement, dated October 17, 2022, between Steven Hansen and Sarcos Corp.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2022

Sarcos Technology and Robotics Corporation

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer